UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 12, 2007

Loral Space & Communications Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14180	87-0748324
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Third Avenue, New York, New York		10016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 697-1105

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On June 12, 2007, Loral Space & Communications Inc. ("Loral" or the "Company") received a letter from the Staff of the Division of Enforcement of the Securities and Exchange Commission (the "SEC") informing the Company that it is conducting an informal inquiry and requesting that the Company provide certain documents and information relating primarily to the Securities Purchase Agreement, dated as of October 17, 2006, as amended and restated on February 27, 2007, between Loral and MHR Fund Management LLC and activities before and after its execution. The letter advised that the informal inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred, or as an adverse reflection upon any person or security. The Company is cooperating with the SEC staff.

On June 13, 2007, GPC XLI L.L.C., Rockview Trading, Ltd., KS Capital Partners L.P., Murray Capital Management, Inc. Watershed Capital Institutional Partners L.P., Watershed Capital Partners (Offshore), Ltd. and Watershed Capital Partners L.P. (collectively, "Plaintiffs"), all members of an ad-hoc committee (the "Ad-Hoc Committee") of holders of 14% Senior Secured Cash/PIK Notes due 2015 (the "Notes") issued by Loral Skynet Corporation ("Loral Skynet"), a subsidiary of Loral, commenced an action in the Court of Chancery of the State of Delaware in and for the County of New Castle against Loral, Loral Skynet and various subsidiaries of Loral Skynet which are obligors under the Indenture dated as of November 21, 2005 (the "Indenture") under which the Notes were issued (collectively, "Defendants"). The action was commenced after discussions between the Company and the Ad-Hoc Committee did not result in a resolution of the issues raised by the Plaintiffs.

Plaintiffs allege that Defendants have breached the Indenture and the implied covenant of good faith and fair dealing in the Indenture and the Notes. Specifically, Plaintiffs allege that the Notes may be redeemed prior to October 15, 2009 (an "Early Redemption") at a redemption price of 110% of the principal amount plus accrued and unpaid interest only if two-thirds of the holders do not object. Plaintiffs also state that Loral Skynet has announced its intention to redeem the Notes on September 5, 2007 in connection with the consummation of the transfer (the "Skynet Transaction") by Loral Skynet, with certain exceptions, of its assets and related liabilities into a newly formed Canadian joint venture company that has agreed to acquire (the "Telesat Transaction") all of the issued and outstanding common shares of Telesat Canada. Plaintiffs further allege that the value of the Notes is at least 126% of par value, that no holder would be expected to consent to redemption at 110% and that the difference between paying approximately 126% versus the proposed Early Redemption amount of 110% is an additional $20.2 million. Plaintiffs assert that, in connection with the Securities Purchase Agreement dated as of October 17, 2006, as amended and restated on February 27, 2007, with MHR Fund Management LLC ("MHR"), Loral’s largest stockholder, pursuant to which Loral sold $300 million of convertible preferred stock to funds affiliated with MHR, Loral bought the consent of MHR and its affiliated funds which are holders of 44% of the Notes to the Early Redemption by paying to MHR in excess of $8.25 million in placement and legal and advisory fees resulting in an unequal "exit consent" payment not offered to other holders.

Plaintiffs are seeking (i) a declaratory judgment that Defendants violated the terms of the Indenture by paying MHR for its consent to redemption of the Notes below the make-whole value and not paying equal consideration to all holders; (ii) a declaratory judgment that Defendants pay equal redemption consideration to all holders, in an amount to be determined at trial; (iii) enjoin Defendants from consummating the early redemption unless equal consideration is paid to all holders for their non-objection to, and redemption of, the Notes; (iv) enjoin Defendants from counting the MHR Notes in its calculation of whether the holders constituting two-thirds of the outstanding principal amount will object to the redemption, absent equal consideration to all holders for such non-objection to, and redemption of, the Notes; (v) award damages in an amount to be determined at trial; (vi) award pre-judgment interest, attorneys’ fees and costs; and (vii) grant such other relief as the court deems proper.

Plaintiffs have also moved for an order expediting the proceedings by requiring prompt responses to the complaint and to discovery requests and by setting an early date for an injunction hearing.

The Company believes that the proposed Early Redemption is proper in accordance with the terms of the Indenture. The litigation filed by Plaintiffs, however, could delay redemption of the Notes which may, in turn, have the effect of delaying the closing of the Skynet Transaction beyond the closing of the Telesat Transaction. In order to avoid prolonged delay, the Company is prepared, if necessary, to place into escrow for the benefit of the Plaintiffs should they ultimately prevail in the litigation funds equal to the maximum incremental amount claimed by Plaintiffs above the 110% Early Redemption amount plus an allowance for reasonable expenses.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loral Space & Communications Inc.

June 15, 2007	By:	Avi Katz

Name: Avi Katz
Title: Vice President and General Counsel